COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2010 FOURTH QUARTER AND YEAR

OKLAHOMA CITY, Oklahoma…March 3, 2011… LSB Industries, Inc. (NYSE: LXU) announced today results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights Compared to Fourth Quarter 2009:

•	Net sales were $172.2 million, a 49.3% increase from $115.3 million;
•	Operating income was $30.2 million compared to $2.5 million;
•	Net income and income applicable to common shareholders was $18.0 million compared to $38,000;
•	Diluted earnings per common share were $.79 compared to less than $.01.

Year 2010 Financial Highlights Compared to Year 2009:

•	Net sales were $609.9 million, a 14.7% increase from $531.8 million;
•	Operating income was $55.9 million compared to $40.7 million;
•	Net income was $29.6 million compared to $21.6 million;
•	Net income applicable to common shareholders was $29.3 million compared to $21.3 million;
•	Diluted earnings per common share were $1.32 compared to $.96.

Discussion of Fourth Quarter of 2010:

The 49.3% increase in net sales was the result of an 81.0% increase in Chemical Business net sales and the 21.3% increase in Climate Control Business net sales.
The $27.7 million increase in consolidated operating income includes:
•	a $7.1 million increase in Climate Control Business operating income
•
a $20.0 million improvement in Chemical Business operating income resulting from increased sales volume across all major product lines.  Of special note, the Pryor, Oklahoma facility (“Pryor Facility”) contributed $11.4 million of operating income in the final quarter of 2010.  In the same period one year earlier, during the start-up phase, it incurred an operating loss of $5.0 million.

Fourth Quarter - Climate Control Business:

Net sales for the Climate Control Business for the fourth quarter 2010 totaled $72.5 million, a 21.3% increase from the fourth quarter of 2009 due primarily to a 12.5% increase in geothermal and water source heat pump sales, a 42.3% increase in sales of hydronic fan coils and a 46.2% increase in other Climate

Control product sales.  Climate Control’s gross margin improved to 36.1% for the fourth quarter of 2010 compared to 33.9% in the fourth quarter of 2009 due primarily to a more favorable sales mix of geothermal and water source heat pumps.  The segment’s operating income was $12.7 million compared to $5.6 million for 2009, with the increase resulting from higher sales at improved gross margins and a reduction in national advertising expenses.

Bookings of new product orders during the fourth quarter of 2010 were $61.3 million compared to $48.5 million in the fourth quarter of 2009.  At December 31, 2010, the backlog of confirmed customer product orders was $47.6 million compared to $54.8 million at September 30, 2010 and $32.2 million at December 31, 2009.

Fourth Quarter - Chemical Business:

Net sales for the Chemical Business for the fourth quarter 2010 were $97.3 million, or $43.5 million above 2009 with $17.2 million of the increase attributable to the previously idled Pryor Facility.  The remainder of the increase resulted from a combination of higher average selling prices, higher raw material costs passed through in the sales price, and increases in tons shipped of all of our agricultural, mining and industrial products.

Operating income for the Chemical Business was $19.6 million compared to an operating loss of $0.4 million in 2009. During the fourth quarter of 2010, the Pryor Facility reached sustained production and produced 41,000 tons of anhydrous ammonia, most of which was sold.  For the fourth quarter of 2010, the Pryor Facility achieved operating income of $11.4 million (which includes other income of $3.0 million relating to property insurance recoveries).  The 2009 operating loss of $0.4 million included $5.0 million of start-up expenses for the Pryor Facility.  Excluding the Pryor Facility from both quarters, the Chemical Business’ operating income was $3.6 million higher in 2010 than 2009 due to a number of factors including, improved economic conditions resulting in increased customer demand.

Discussion of the Year 2010:

Sales for 2010 were $609.9 million compared to $531.8 million for 2009 due to an increase of $93.3 million in our Chemical Business partially offset by a decrease of $15.6 million in our Climate Control Business due to lower order levels in late 2009 and early 2010.

Chemical Business sales for 2010 were $351.1 million, an increase of $93.3 million as a result of increased volumes of mining and industrial acid products and higher agricultural sales.   The increase in agricultural sales was primarily due to sales of $25.0 million from the Pryor Facility, which facility did not recognize sales in 2009.  In addition, increases in raw material costs resulted in higher selling prices to customers that have contractual obligations allowing us to recover our costs.

Climate Control Business sales for 2010 were $250.5 million, or $15.6 million below 2009 due to a $19.2 million decline in commercial product sales offset by an approximate $3.6 million increase in residential product sales.  The decline in the commercial sector of our business is attributable to the general economic conditions in the industries and markets we serve.  Of note, as quarterly order levels improved throughout 2010 versus the comparable periods of 2009, orders for 2010 rose 22.9% to $254.7 from $207.2 million in 2009.

Consolidated operating income was $55.9 million for 2010 compared to $40.7 million for 2009. The increase in operating income of $15.2 million included an increase of approximately $16.8 million in our

Chemical Business partially offset by a decrease of $2.4 million in our Climate Control Business. In addition, our general corporate expense and other business operations net expenses decreased $0.8 million.

Interest expense was $7.4 million for 2010 compared to $6.7 million for 2009, an increase of approximately $0.7 million. This increase primarily relates to realized and unrealized losses of $1.5 million recognized in 2010 associated with our interest rate contracts compared to $0.7 million for 2009.

Pre-tax income in 2010 includes a loss of $52,000 from the extinguishment of debt as a result of acquiring $2.5 million of our 2007 Debentures at approximate face value.  The prior year includes a $1.8 million gain from acquiring $11.1 million of these debentures at discounts to face value.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated: “Both our Chemical, including the Pryor Facility and Climate Control businesses performed well during the fourth quarter.  At this time, the outlook for business is very positive.  We are looking forward to improvement in most of our markets in 2011.”

Mr. Golsen went on to say, “In our Climate Control Business, we have seen an increase in the level of commercial/institutional orders in the last three quarters of 2010.  Sales and order levels of our residential products continue to increase year over year due in great part to replacement business which has offset the slowdown in new residential construction orders.  We are continuously developing and introducing new green products, and we are investing in programs that we expect will stimulate the growth of our Climate Control Business.”

He continued, “With respect to our Chemical Business during 2010, customer demand for our products increased over 2009.  We believe that demand will continue to increase in 2011 as the industrial markets in the United States continue to recover.  The current outlook, according to most market indicators, points to positive supply and demand fundamentals for the agricultural products we produce and sell.  We are pleased to report that during the fourth quarter, the Pryor Facility reached sustained production and produced approximately 41,000 tons of anhydrous ammonia, most of which it sold and achieved $17 million in sales and $11 million in operating profit.”

Discussing LSB’s financial condition, Mr. Golsen noted, “During the fourth quarter, we continued to strengthen our balance sheet, by reducing long-term debt and increasing cash.”

“While we look forward to the economic recovery that is underway, LSB should continue to benefit from its on-going investments in the areas with long-term strategic growth potential.”

Conference Call

LSB’s management will host a conference call covering the fourth quarter and annual results on Thursday, March 3, 2011 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby.  Interested parties may participate in the call by dialing 201-689-8261.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.  Additionally, a slide presentation, which will accompany the call, will be posted at www.lsb-okc.com on the Investor Relations section and will also be available after the call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; modular geothermal chillers; the manufacture and sale of chemical products for the industrial, mining and agricultural markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to the outlook for business is very positive; signs point to improvement 2011 in most of our markets;  the new green products we continually develop and introduce and the programs we invest in will stimulate the growth of our Climate Control Business; with respect to our Chemical Business, signs point to improved activity in 2011; customer demand for our chemical products will continue to increase in 2011;  the current indicators  point to positive supply and demand fundamentals for the agricultural products the Chemical Business produces and sells; and, LSB should continue to benefit from investments in areas with long-term growth potential. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2010, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.
# # #

See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Years and Three Months Ended December 31, 2010 and 2009

Year Ended December 31,	Three Months Ended December 31,
2010	2009	2010	2009
(In Thousands, Except Share and Per Share Amounts)
Net sales	$609,905	$531,838	$172,155	$115,300
Cost of sales	471,280	394,424	126,383	87,094
Gross profit	138,625	137,414	45,772	28,206

Selling, general and administrative expense	89,720	96,374	18,945	25,826
Provisions for (recovery of) losses on accounts receivable	145	90	159	(99)
Other expense	1,262	527	687	66
Other income	(8,427)	(287)	(4,248)	(65)
Operating income	55,925	40,710	30,229	2,478

Interest expense	7,427	6,746	1,484	1,607
Loss (gains) on extinguishment of debt	52	(1,783)	-	13
Non-operating other income, net	(53)	(130)	(5)	(58)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	48,499	35,877	28,750	916
Provisions for income taxes	19,787	15,024	10,966	914
Equity in earnings of affiliate	(1,003)	(996)	(284)	(256)
Income from continuing operations	29,715	21,849	18,068	258

Net loss from discontinued operations	141	265	19	220
Net income	29,574	21,584	18,049	38

Dividends on preferred stocks	305	306	-	-
Net income applicable to common stock	$29,269	$21,278	$18,049	$38

Weighted average common shares:
Basic	21,168,184	21,294,780	21,127,215	21,342,956
Diluted	23,273,894	22,492,446	23,313,871	22,417,153

Income (loss) per common share:
Basic:
Income from continuing operations	$1.39	$1.01	$.85	$.01
Net loss from discontinued operations	(.01)	(.01)	-	(.01)
Net income	$1.38	$1.00	$.85	$-

Diluted:
Income from continuing operations	$1.33	$.97	$.79	$.01
Net loss from discontinued operations	(.01)	(.01)	-	(.01)
Net income	$1.32	$.96	$.79	$-

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2010 and 2009

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

Years Ended December 31,	Three Months Ended December 31,
2010	2009	2010	2009
(In Thousands)
Current:
Federal	$13,723	$2,456	$8,664	$(1,789)
State	3,754	1,337	2,317	845
Total current	$17,477	$3,793	$10,981	$(944)

Deferred:
Federal	$1,602	$9,611	$(424)	$931
State	708	1,620	409	927
Total deferred	$2,310	$11,231	$(15)	$1,858
Provisions for income taxes	$19,787	$15,024	$10,966	$914

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  The current provision for state income taxes includes regular state income tax and provisions for uncertain tax positions.

The deferred tax provision results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences.

Note 3:
During 2010 and 2009, we acquired $2.5 million and $11.1 million, respectively aggregate principal amount of the 2007 Debentures for $2.5 million and $8.9 million, respectively.  After writing-off the applicable debt issuance costs associated with the 2007 Debentures acquired, we recognized a loss on extinguishment of debt of $52,000 in 2010 and a gain of $1.8 million in 2009.

Note 4:	Information about the Company’s operations in different industry segments for the year and three months ended December 31, 2010 and 2009 is detailed on the following page.

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2010 and 2009

Year Ended December 31,	Three Months Ended December 31,
2010	2009	2010	2009
(In Thousands)
Net sales:
Climate Control	$250,521	$266,169	$72,476	$59,726
Chemical	351,086	257,832	97,258	53,743
Other	8,298	7,837	2,421	1,831
	$609,905	$531,838	$172,155	$115,300

Gross profit: (1)
Climate Control	$86,364	$92,409	$26,169	$20,237
Chemical	49,295	42,422	18,664	7,331
Other	2,966	2,583	939	638
	$138,625	$137,414	$45,772	$28,206

Operating income (loss): (2)
Climate Control	$35,338	$37,706	$12,706	$5,560
Chemical	31,948	15,122	19,638	(369)
General corporate expenses and other business operations, net	(11,361)	(12,118)	(2,115)	(2,713)
	55,925	40,710	30,229	2,478

Interest expense	(7,427)	(6,746)	(1,484)	(1,607)
Gain (loss) on extinguishment of debt	(52)	1,783	-	(13)
Non-operating other income net:
Climate Control	3	8	2	8
Chemical	7	31	1	5
Corporate and other business operations	43	91	2	45
Provisions for income taxes	(19,787)	(15,024)	(10,966)	(914)
Equity in earnings of affiliate, Climate Control	1,003	996	284	256
Income from continuing operations	$29,715	$21,849	$18,068	$258

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2010 and 2009

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less selling, general and administrative expense (“SG&A”) incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

December 31,
2010	2009
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$66,946	$61,739
Restricted cash	31	30
Short-term investments	10,003	10,051
Accounts receivable, net	74,259	57,762
Inventories	60,106	51,013
Supplies, prepaid items and other:
Prepaid insurance	4,449	4,136
Precious metals	12,048	13,083
Supplies	6,802	4,886
Fair value of derivatives and other	1,454	150
Prepaid income taxes	-	1,642
Other	1,174	1,476
Total supplies, prepaid items and other	25,927	25,373

Deferred income taxes	5,396	5,527

Total current assets	242,668	211,495

Property, plant and equipment, net	135,755	117,962

Other assets:
Debt issuance costs, net	1,023	1,652
Investment in affiliate	4,016	3,838
Goodwill	1,724	1,724
Other, net	2,795	1,962
Total other assets	9,558	9,176
	$387,981	$338,633

(Continued on following page)

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

December 31,
2010	2009
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,025	$37,553
Short-term financing	3,821	3,017
Accrued and other liabilities	31,507	23,054
Current portion of long-term debt	2,328	3,205
Total current liabilities	88,681	66,829

Long-term debt	93,064	98,596

Noncurrent accrued and other liabilities	12,605	10,626

Deferred income taxes	14,261	11,975

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,476,534 shares issued (25,369,095 at December 31, 2009)	2,548	2,537
Capital in excess of par value	131,845	129,941
Retained earnings	70,351	41,082
	207,744	176,560
Less treasury stock at cost:
Common stock, 4,320,462 shares (4,143,362 at December 31, 2009)	28,374	25,953
Total stockholders' equity	179,370	150,607
	$387,981	$338,633